UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: March 6, 2015
Professional Diversity Network, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification Number)
incorporation or
organization)

801 W. Adams Street, Suite 600
Chicago, Illinois 60607
(312) 614-0950
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2015, Professional Diversity Network, Inc. (the “Company”) and Rudy Martinez, formerly the Company’s Executive Vice President and CEO of the iHispano.com division (“Mr. Martinez”), mutually agreed that Mr. Martinez would resign from his position at the Company. The effective date of Mr. Martinez’s termination was March 6, 2015. In connection with his termination, the Company and Mr. Martinez entered into a Severance Agreement and General Release, dated as of March 10, 2015 (the “Severance Agreement”).

Under the terms of the Severance Agreement, the Company will pay to Mr. Martinez twelve installments of both $8,333.33, an amount equal to his previous bi-weekly rate, and $620.55, as additional severance, less all legally required payroll deductions (together, the “Severance Payments”). Mr. Martinez also released and discharged the Company and its officers, directors, employees and agents from any and all claims of any nature relating to his employment with the Company or the termination of that employment which Mr. Martinez now has or may later claim to have against the foregoing parties, whether known or unknown to him. The Company has likewise released and discharged Mr. Martinez from any and all claims, whether known or unknown to the Company, relating to Mr. Martinez’s employment with the Company or the termination of that employment and agreed to waive its right to enforce certain non-interference and non-competition restrictions that the Company would otherwise have had the right to enforce under the Employment Agreement, dated March 2013, between Mr. Martinez and the Company.  Mr. Martinez also agreed to be bound by provisions requiring his confidentiality with respect to the Company’s confidential and proprietary information and prohibiting him from disparaging the Company or its directors, officers or employees.

Under the Severance Agreement, Mr. Martinez also agreed that any offer or sale of any of the Company’s shares of common stock owned by him would be effected pursuant to Rule 144 of the Securities Act of 1933, as amended.  He also agreed not to sell, offer to sell, encumber or otherwise dispose of more than 100,000 shares of the Company’s common stock in the aggregate from March 7, 2015 until September 15, 2015.

This description of the Severance Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Severance Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to Item 1.01 of this Current Report on Form 8-K. The disclosure contained in Item 1.01 with respect to the resignation of Mr. Martinez is hereby incorporated by reference into this Item 5.02.

Item 5.08 Shareholder Director Nominations.

The Company has established June 3, 2015 as the date of the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”). Because the 2015 Annual Meeting date has advanced by more than 30 days from the anniversary date of the Company’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”), in accordance with Rule 14a−5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is informing stockholders of such change. The time and location of the 2015 Annual Meeting will be as set forth in the Company’s proxy statement for the 2015 Annual Meeting.

Because the 2015 Annual Meeting will be held more than 30 days from the anniversary date of the 2014 Annual Meeting, the deadline for stockholder nominations or proposals for consideration at the Annual Meeting set forth in the Company’s 2014 Proxy Statement no longer applies. Accordingly, stockholders of the Company who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2015 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must ensure that such proposal is received by the Company’s Secretary at Professional Diversity Network, Inc., Attn: Secretary, 801 W. Adams Street, Suite 600, Chicago, Illinois 60607 on or before April 3, 2015, which the Company has determined is a reasonable time before it expects to begin to print and send its proxy materials. The April 3, 2015 deadline will also apply in determining whether notice of a shareholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c) of the Exchange Act.

In addition, pursuant to the Company’s Amended and Restated Bylaws, any stockholder who intends to present a proposal at the 2015 Annual Meeting outside of the process provided by Rule 14a-8 of the Exchange Act or to nominate a person for election as a director must provide the Company with notice of any such proposal no later than the close of business on April 3, 2015. All stockholder proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the Company’s Amended and Restated Bylaws.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Severance Agreement and General Release, dated as of March 10, 2015, between Professional Diversity Network, Inc. and Rudy Martinez

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL DIVERSITY NETWORK, INC.

Date: March 11, 2015	By:	/s/ David Mecklenburger
David Mecklenburger
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance Agreement and General Release, dated as of March 10, 2015, between Professional Diversity Network, Inc. and Rudy Martinez